Exhibit 99.1

Company Contact:

Lawrence L. Spanley, Jr.

Chief Financial Officer

(314) 621-0699

Final For Release

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR ANNOUNCES SALE OF AN OPERATING LEASE

Net Proceeds Total $5.0 million

Announces Expected Third Quarter Net Loss

November Comparable Store Sales Decline 3.6%

ST. LOUIS, MO., December 12, 2007 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 257 stores, today announced the signing of an agreement to sell an operating lease for total consideration of $5.05 million. The Company plans to utilize the net proceeds of approximately $5.0 million to reduce debt. Separately, the Company announced:

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It expects a third quarter fiscal 2007 net loss of approximately $15.3 million, or $2.35 per share, including approximately $3.5 million of additional markdown expense compared to the third quarter of 2006 and approximately $3.1 million of asset impairment and severance expenses associated with its cost reduction plan announced on September 24, 2007. The Company expects to announce full results for its third quarter and first nine months of fiscal 2007 on December 18, 2007;

•	November 2007 comparable store sales declined 3.7%, representing a significant improvement from the Company’s third quarter fiscal 2007 comparable store sales decline of 16.6%; and
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Cost reduction initiatives remain on track and are expected to lead to annual savings of approximately $8.0 million that will positively impact operating results in fiscal 2008 with benefits also anticipated to positively affect net income in the fourth quarter of fiscal 2007.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, stated: “We are pleased to announce the sale of an operating lease, as it allows us to improve our liquidity with no anticipated impact on our 2008 operations. These proceeds, combined with the $8 million in cost savings that we expect to be generated from our expense reductions, should improve fourth quarter fiscal 2007 and fiscal 2008 operating results.”

“We are also pleased by the improvement in our sales trends in November,” Mr. Edison continued. “Sales trends during the month improved considerably from the trends reported in our third quarter, reflecting a good response to our boot offerings across key styles. This is a direct reflection of the fresh ideas and trend-right perspective of our new merchandising leadership. We believe we have addressed the issues that negatively affected our recent results. We move forward with inventory that is well controlled, down more than 21% from the third quarter last year, with November unit selloff the highest since November 2004. We remain hopeful in our outlook and expect to report continued progress in our business during the fourth quarter.”

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 250 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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